                                                                      EXHIBIT 99

NEWS FROM
[LOGO] CABLEVISION
================================================================================

             CABLEVISION SYSTEMS CORPORATION NAMES JAMES L. DOLAN
                            CHIEF EXECUTIVE OFFICER

                 Charles Dolan to Remain Chairman of the Board

Woodbury, NY, October 16, 1995 -- Cablevision Systems Corporation (AMEX:CVC) today named James L. Dolan Chief Executive Officer of the company, the nation's sixth largest operator of cable television systems. The announcement was made by Cablevision founder Charles F. Dolan, who will remain Chairman of the Board.

James Dolan has most recently served as CEO of Rainbow Programming Holdings, Inc., a wholly-owned subsidiary of Cablevision that manages the operations of cable program networks including American Movie Classics (AMC), Bravo, the SportsChannel Regional Network, and News 12. He is a member of Cablevision's Board of Directors as well as its Executive Committee. Prior to his role at Rainbow, James Dolan held various senior management positions within the company.

Cablevision Chairman Charles Dolan said, "I am very enthusiastic that Jim, with his knowledge and expertise in a broad range of cable's current businesses, has agreed to take the helm at Cablevision. My pride in Jim's appointment is added to my confidence in the depth and breadth of talent throughout our senior management. Today, I am more convinced than ever of Cablevision's bright future in the rapidly evolving world of telecommunications."

Commencing on his appointment, James Dolan said, "The future holds both great opportunities and great challenges for communications companies. Cablevision is positioned well for that future. Our goal will be to provide our customers with the greatest possible choice, by creating quality programming and services, delivered through state-of-the-art technology."

Effective immediately, James Dolan will assume responsibility for all of Cablevision's business units, including Rainbow Programming, Cablevision's Cable Operations Group and the company's telephone subsidiary, Cablevision Lightpath, Inc.

                                    (more)

Cablevision - Page 2


James Dolan also observed, "For decades, my father has managed this company with a mix of entrepreneurial spirit and creative insight. Our close relationship and our constant communication with each other guarantee that we share a vision for Cablevision's future. As CEO, it will be my top priority to continue making that shared vision a reality for the company."

In 1992, James Dolan was named CEO of Rainbow, having been elected to the Cablevision Board of Directors a year earlier. In that position, Mr. Dolan has overseen Rainbow's Programming, Advertising and Technical Services Divisions. Under his leadership, Rainbow has grown steadily, and today stands at the forefront of creating and delivering high quality niche programming to television viewers. Rainbow's most recent developments include the launches of three cutting-edge entertainment services -- MuchMusic, NewSport and The Independent Film Channel. This year, Rainbow's News 12 Long Island provided the inspiration for News 12 Connecticut and News 12 New Jersey.

James Dolan has held positions of ever-increasing responsibility since joining Cablevision nearly two decades ago. He rose through the ranks of local cable system management and local advertising sales, before taking a leadership role at Cablevision's regional cable advertising sales firm, Rainbow Advertising Sales Company. His foresight helped Cablevision to develop Rainbow Advertising Sales as the first cable advertising sales division in the industry, and has propelled that unit to the front ranks of its business. Following his successful leadership in this role, he was named CEO of Rainbow. He is Cablevision's representative on the Board of the National Cable Television Association and serves on its Regulatory Policy Board. Mr. Dolan also serves on the Board of Governors of the National Hockey League.

The father of five children, James Dolan is a dedicated yachtsman and an avid musician. He serves on the Capital Campaign Committee of Friends Academy, and resides in Oyster Bay, New York.

Cablevision Systems Corporation is the nation's sixth largest operator of cable television systems, serving 2.6 million customers in 19 states, with major operations in Boston, Cleveland, and the New York Metropolitan area, where Cablevision has 1.4 million customers. Rainbow Programming Holdings, Inc., a subsidiary of Cablevision Systems, manages the operations of Rainbow Advertising Sales as well as Rainbow Network Communications, AMC, Bravo, The Independent Film Channel, MuchMusic, Prime Network, NewSport, the SportsChannel Regional Network and News 12 Long Island, Connecticut and New Jersey.

                                    #  #  #

CONTACT: Charles Schueler
         (516) 496-1399